            EXHIBIT 24

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin M. Connor as his or her true and lawful attorney-in-fact and agent, with full power of substitution and in his or her place and stead in any and all capacities, to sign a registration statement on Form S-8 with respect to 2003 AMC Entertainment Inc. Long-Term Incentive Plan (including post effective amendments) to such registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises to perfect and complete such filing(s), as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Peter C. Brown Peter C. Brown	Chairman of the Board, Chief Executive Officer and Director	November 19, 2003

/s/ Craig R. Ramsey Craig R. Ramsey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 18, 2003

/s/ Chris A. Cox Chris A. Cox	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 18, 2003

/s/ Lawrence M. Berg Lawrence M. Berg	Director	November 21, 2003

/s/ Leon D. Black Leon D. Black	Director	November 20, 2003

/s/ Charles J. Egan, Jr. Charles J. Egan, Jr.	Director	November 18, 2003

/s/ Michael N. Garin Michael N. Garin	Director	November 19, 2003

/s/ Marc J. Rowan Marc J. Rowan	Director	November 19, 2003

/s/ Charles S. Sosland Charles S. Sosland	Director	November 18, 2003

/s/ Paul E. Vardeman Paul E. Vardeman	Director	November 18, 2003